UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Box, Inc.

(Name of Registrant as Specified In Its Charter)

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On September 7, 2021, Box, Inc. (the “Company”) sent an email to its employees in connection with the Company’s 2021 annual meeting of stockholders. A copy of such communication can be found below.

From: Dylan Smith

Subject: Vote Box Blue!

Hey Boxers,

With our annual meeting of stockholders on September 9th right around the corner, I wanted to reach out to thank all of you for your continued support, patience, and focus throughout this process.

As you know, the election of Box’s nominees to the Board is being contested this year by Starboard Value, which has nominated a competing slate of candidates. Box’s entire Board of Directors continues to believe that electing Starboard’s three nominees would jeopardize the significant progress we are making as a business.

To continue our positive momentum, our Board strongly recommends that stockholders vote “FOR ALL” of the Board’s nominees - Dana Evan, Peter Leav and Aaron Levie - on the BLUE proxy card. Each of our nominees has played an essential role in designing and overseeing Box’s strategy and has helped us get to where we are today. We’re in the strongest financial position in company history, and we’ve generated total stockholder returns of 116%1, outperforming our software peers since the Starboard settlement in March 20202.

I know many of you own shares of Box and have already voted in support of our three director nominees. On behalf of the entire Board, thank you for recognizing the significant progress underway and supporting our Board by voting BLUE. For those of you that own shares and have not yet voted, there is still time to vote by Internet or over the phone! Every vote is important, no matter how many shares you own. If you have not yet voted, it’s not too late to vote using the BLUE proxy card today!

If you, like many employees, hold shares through a personal brokerage account with Charles Schwab, you can also vote through your online account. Just be sure to vote the BLUE proxy card or “Management.” As a reminder, if you hold Box shares in more than one account (e.g., through our employee savings plan, in registered name or through a personal bank or brokerage account), you’ll receive separate BLUE proxy cards or voting instruction forms for each account. To ensure all your shares are represented, please submit a vote for each account in which you hold shares.

If you have any additional questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, 1 (877) 750-8233 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).

Importantly, and as you know from this experience, it is imperative for us to stay focused on the business, supporting our customers and driving significant value for all our stakeholders. On behalf of the Box nominees, and our entire Board and management team, we deeply appreciate all that you do for Box.

Thanks again!

-D

1 Data as of September 1, 2021

2 Based on the year-to-date share price performance of approximately 100 software companies